Exhibit 10.17

502 West Office Center Drive Fort Washington, PA 19034 Phone: 215.461.2000 Fax: 215.461.2006 www.vitaepharma.com

Jeffrey S. Hatfield
Chief Executive Officer

January 28, 2008

Richard E. Gregg, MD

Dear Dick:

I am delighted to confirm my verbal offer to you to join Vitae Pharmaceuticals as our Chief Scientific Officer, reporting directly to me.

It is an exciting time to lead the R&D effort of this company, given Vitae’s expanding portfolio of ongoing programs and near-term growth opportunities. As CSO, I will look to you to provide the leadership and strategic vision for the company’s scientific efforts, and as well, to participate in the overall leadership of the company with me. To accomplish this, you will have full responsibility for the direction of our scientific staff and the authority to make decisions and take the actions necessary to drive Vitae’s R&D agenda forward.

Your individual compensation package is outlined in detail below.

Your Compensation Package

Your starting salary will be at an annualized rate of $300,000, payable on standard company pay days. Your salary level will be reviewed annually throughout your employment with Vitae during the company’s regular performance review process. In addition, you will be eligible for an annual performance bonus targeted at 35%, minus the customary deductions for Federal and state taxes and the like. Your actual performance bonus payment may be higher or lower and will be calculated in accordance with your performance and the company’s performance versus objectives. Your actual performance bonus payment will be payable in cash, stock or a combination of both. As mentioned, any such Base Salary change and/or Target Bonus (including the composition of such bonus), will be determined by the Board of Directors (the “Board”) based upon performance of you and your group, the Company’s performance and other factors. The determinations of the Board with respect to the Target Bonus, bonus composition and any Base Salary review shall be final and binding. You must be an active employee on March 15th of the year following the performance year to receive the bonus payment.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 3,850,000 shares of Common Stock of the Company at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under the Company’s 2001 Stock Plan and the applicable stock option agreement. The option will be exercisable only for vested shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

You and, where applicable, your dependents will be eligible for the Company’s standard 401(k), vacation, holiday, sick leave, medical, dental, life insurance and disability benefits, as per company policy.

Vitae agrees to reimburse you for the amount of any unpaid deferred compensation under a long term incentive plan, to which you would have been entitled from your previous employer, but did not receive as a direct result of acceptance of employment with Vitae (“Lost Deferred Compensation”), provided however, that you submit a written request to Vitae’s SVP, Finance, for such reimbursement within six (6) months of the Effective Date, and that you provide clear evidence of the Lost Deferred Compensation in form and substance satisfactory to Vitae. Any such reimbursement for Lost Deferred Compensation shall be limited to the total amount of $50,000 (fifty thousand dollars).

If the Company terminates your employment for any reason other than Cause or Permanent Disability (each as defined below) then the Company shall continue to pay your Base Salary for a period of six (6) months following the termination of your employment. Such Base Salary shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures.. Any other provision of this offer letter notwithstanding, this paragraph shall not apply unless you (i) have executed a general release of all claims (in a form prescribed by the Company) and (ii) have returned all property of the Company in your possession. For purposes of this offer letter, “Cause” shall mean:

(i)                Your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)               Your material breach of any agreement between you and the Company

(iii)              Your material failure to comply with the Company’s written policies or rules;

(iv)              Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(v)               Your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(vi)              Your gross negligence or willful misconduct; or

(vii)             Your continued failure to perform assigned duties after receiving written notification of such failure from the Chief Executive Officer of the Company or the Board, after being given 10 business days to cure.

For purposes of this offer letter, “Permanent Disability” shall mean your inability to perform the essential functions of your position as described herein, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

You will be required to execute the Company’s standard form of Proprietary Information and Assignment of Inventions Agreement and to be bound by all of the provisions thereof. You represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position as an employee with the Company. You agree to abide by the Company’s strict policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers. In addition, while you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with Vitae. It supersedes any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Pennsylvania law (without reference to its conflicts of laws provisions). This offer, if not accepted, will expire at the close of business on Wednesday, January 30, 2008.

In summary, Dick, I would like to reiterate how excited I am at the prospect of working with you to build a discovery-driven, successful, and highly regarded pharmaceutical business. On behalf of Vitae Pharmaceuticals, Inc. and the Board of Directors, I am very pleased to formally offer you the position of Chief Scientific Officer.

Warmest regards,

/s/ Jeffrey Hatfield
Jeffrey Hatfield
Chief Executive Officer

I Have Read And I Accept This Employment Offer:

Signature of	/s/ Richard E. Gregg, MD	Dated:	1/28/08	, 2008
Richard E. Gregg, MD